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                                                                EXHIBIT 99(a)(4)

                          Offer to Purchase for Cash

                    All Outstanding Shares of Common Stock
          (Including the Associated Rights to Purchase Common Stock)

                                      of

                             Cade Industries, Inc.
                                      at
                              $5.05 Net Per Share
                                      by

                              Sphere Corporation

                         a wholly owned subsidiary of

                        United Technologies Corporation

    THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON FRIDAY, NOVEMBER 19, 1999, UNLESS THE OFFER IS EXTENDED.

                                                               October 21, 1999

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

   We have been engaged by Sphere Corporation, a Wisconsin corporation ("Purchaser") and a wholly owned subsidiary of United Technologies Corporation, a Delaware corporation ("Parent"), to act as Information Agent in connection with its offer to purchase all of the outstanding shares of common stock, par value $.001 per share, of Cade Industries, Inc., a Wisconsin corporation (the "Company"), including the associated common stock purchase rights issued pursuant to the Rights Agreement, dated as of August 4, 1998, as amended as of October 21, 1999, between the Company and Firstar Bank Milwaukee, N.A. (formerly named Firstar Trust Company), as Rights Agent (the "Shares"), at $5.05 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 21, 1999 (the "Offer to Purchase") of Purchaser and in the related Letter of Transmittal (which, as amended or supplemented from time to time, together constitute the "Offer"). Please furnish copies of the enclosed materials to those of your clients for whom you hold Shares registered in your name or in the name of your nominee.

   The Offer is conditioned upon, among other things, (i) there being validly tendered and not withdrawn prior to the time of expiration of the Offer that number of Shares that, together with any Shares held by or on behalf of Parent, represents at least 75 percent of the issued and outstanding shares on a fully diluted basis and (ii) any waiting period applicable under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, having expired or terminated.

   Enclosed herewith are the following documents:

    1. Offer to Purchase, dated October 21, 1999;

    2. Letter of Transmittal to be used by shareholders of the Company in accepting the Offer;

    3. Notice of Guaranteed Delivery;

    4. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9;
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    5. Letter to shareholders of the Company from the President and Chief
     Executive Officer of the Company, accompanied by the Company's Solicitation/Recommendation Statement on Schedule 14D-9;

    6. A printed form of a letter that may be sent to your clients for whose account you hold Shares in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

    7. Return envelope addressed to Citibank, N.A., the Depositary.

   The Offer is being made pursuant to an Agreement and Plan of Merger (the "Merger Agreement"), dated as of October 21, 1999, by and among the Company, Parent and Purchaser, pursuant to which, after completion of the Offer, Purchaser will be merged with and into the Company and the Company will be the surviving corporation, unless Parent elects, in its sole discretion, to cause the Company to merge into Purchaser with Purchaser continuing as the surviving corporation (the "Merger") and each issued and outstanding Share (other than Shares owned by Parent, Purchaser or any subsidiary of Parent, Purchaser or the Company or held in the treasury of the Company or held by shareholders who properly exercise dissenters' rights under Wisconsin law, if any) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and represent the right to receive the price per Share paid by Purchaser in the Offer, without interest.

   The Board of Directors of the Company has unanimously approved the Merger Agreement, approved the Offer and the Merger, determined that the Offer and the Merger are in the best interests of the holders of Shares and unanimously recommends that shareholders accept the Offer and tender their Shares pursuant to the Offer.

   Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), Purchaser will be deemed to have accepted for payment, and will pay for, all Shares validly tendered and not properly withdrawn by the Expiration Date (as defined in the Offer to Purchase) as, if and when Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of the tenders of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to) such Shares, (ii) a properly completed and duly executed Letter of Transmittal (or facsimile thereof) or, in the case of a book-entry transfer, an Agent's Message (as defined in the Offer to Purchase) and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment pursuant to the Offer.

   The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making or acceptance of the Offer would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers that are licensed under the laws of such jurisdiction. An envelope in which to return your instructions to us is enclosed. If you authorize tender of your Shares, all such Shares will be tendered unless otherwise indicated in such instruction form. Please forward your instructions to us as soon as possible to allow us ample time to tender Shares on your behalf prior to the expiration of the Offer.

   In order to tender Shares pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (in the case of any book-entry transfer), and any other documents required by the Letter of Transmittal, should be sent to the Depositary, and either certificates representing the tendered Shares should be delivered or such Shares must be delivered to the Depositary pursuant to the procedures for book-entry transfers, all in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

                                       2
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   Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or other person (other than the Information Agent and the Depositary as described in the Offer to Purchase) in connection with the solicitation of tenders of Shares pursuant to the Offer. You will be reimbursed upon request for customary mailing and handling expenses incurred by you in forwarding the enclosed offering materials to your clients.

   Your prompt action is requested. We urge you to contact your clients as promptly as possible. The Offer and withdrawal rights will expire at 12:00 midnight, New York City time, on Friday November 19, 1999, unless the Offer is extended.

   Any inquiries you may have with respect to the Offer may be addressed to the undersigned at the address and telephone numbers set forth on the back cover page of the Offer to Purchase. Additional copies of enclosed materials may be obtained from the Information Agent and will be furnished at Purchaser's expense.

                                          Very truly yours,

                                          GEORGESON SHAREHOLDER
                                          COMMUNICATIONS, INC.


    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL RENDER YOU OR ANY PERSON THE AGENT OF PURCHASER, PARENT, THE COMPANY, ANY AFFILIATE OF THE COMPANY, THE INFORMATION AGENT OR THE DEPOSITARY, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY REPRESENTATION ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFER NOT CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL.